EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-128805) pertaining to the 2005 Stock Incentive Plan and 2001 Stock Incentive Plan of Genomic Health, Inc., the Registration Statement on Form S-8 (No. 333-163006) pertaining to the 2005 Stock Incentive Plan and the Registration Statement on Form S-3 (No. 333-141946) of our reports dated March 15, 2010, with respect to the consolidated financial statements and schedule of Genomic Health, Inc, and the effectiveness of internal control over financial reporting of Genomic Health, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP
Palo Alto, California
March 15, 2010